Form 10-K, Exhibit 13
period 1995-12-31
VENCOR INC
filed 1996-03-29
CIK 740260

                                                                    EXHIBIT 13.1

Market Prices and Dividend Information

Vencor has approximately 36,000 shareholders based on the number of record holders of the Company's common stock and an estimate of the number of individual participants represented by security position listings. No cash dividends have been paid. The prices in the table below represent the high and low sales prices for Vencor common stock as reported by the New York Stock Exchange. All prices have been adjusted and rounded to the nearest one-eighth to reflect prior stock splits.

                              1995                          1994
----------------------------------------------------------------------------
                       High            Low          High           Low
                ------------------------------------------------------------
First Quarter           $37          $27 1/8      $24 7/8       $19 1/8
Second Quarter          $38          $28 1/2        $24           $20
Third Quarter         $36 1/8        $28 1/4      $30 3/8       $22 3/8
Fourth Quarter        $33 3/4          $26        $30 5/8       $25 3/4