Form 10-K, Exhibit 13
period 1996-12-31
VENCOR INC
filed 1997-03-26
CIK 740260

                                                                    EXHIBIT 13.1


MARKET PRICES AND DIVIDEND INFORMATION

Vencor has approximately 31,000 shareholders based on the number of record holders of the Company's common stock and an estimate of the number of individual participants represented by security position listings. No cash dividends have been paid. The prices in the table below represent the high and low sale prices for Vencor common stock as reported by the New York Stock Exchange. All prices have been adjusted and rounded to the nearest one-eighth to reflect prior stock splits.

                                              1996             1995
                                        ----------------------------------
                                         High      Low     High     Low
                                        ----------------------------------
First Quarter                           $39-7/8  $31-1/2  $37      $27-1/8
Second Quarter                          $35      $28-1/8  $38      $28-1/2
Third Quarter                           $34-1/2  $25-1/2  $36-1/8  $28-1/4
Fourth Quarter                          $33-1/4  $27-1/2  $33-3/4  $26